AMERICAN GENERAL LIFE INSURANCE COMPANY

BUFFER WITH PARTICIPATION AND CAP STRATEGY ACCOUNT OPTION(S) RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

TABLE OF CONTENTS

SECTIONS	PAGE(S)

Rider Data Page:	[2-4]

Rider Definitions:	[5]

Rider Provisions:	[6-10]

[For Inquiries or obtain information about coverage and to provide assistance in resolving complaints call: [1-800-448-2542]]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[December 1, 2024]

[CONTRACT NUMBER:	[P000000000]]

[OWNER(S):	[JOHN DOE]]

STRATEGY ACCOUNT OPTION(S) (available under this Rider):

Index	Term	Index Value	Initial Participation Rate	Minimum Participation Rate	Initial Cap Rate	Minimum Cap Rate	Buffer Rate

[S&P 500]	[1 Year]	[1,500]	[100%]	[50%]	[6.00%]	[1.50%]	[10%]

[S&P 500]	[1 Year]	[1,500]	[100%]	[50%]	[4.00%]	[1.00%]	[20%]

[Nasdaq-100]	[1 Year]	[1,500]	[100%]	[50%]	[6.00%]	[1.50%]	[10%]

[S&P 500]	[6 Year]	[1,500]	[200%]	[50%]	[6.00%]	[1.50%]	[10%]

[S&P 500]	[6 Year]	[1,500]	[100%]	[50%]	[4.00%]	[1.00%]	[20%]

INDEX DISCLAIMER(S):

[S&P 500® Index

The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by American General Life Insurance Company (“AGL”) . Standard’s & Poor’s®, S&P®, and S&P 500are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”)and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by AGL. Corebridge MarketLock® Annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and none of such parties make any representation regarding the advisability of investing in such product nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

NASDAQ-100

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the NASDAQ-100® Index to track general stock market performance. The Corporations’ only relationship to American General Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq®, NASDAQ-100® Index, and certain trade names of the Corporations and the use of the Nasdaq®, NASDAQ-100® Index which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq®, NASDAQ-100® Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ®, NASDAQ-100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY

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OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.]

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RIDER DEFINITIONS

For purposes of this Rider, the following definitions apply.

BUFFER

The Buffer provides limited protection from a negative Change in Index Value up to the Buffer Rate referenced on the RIDER DATA PAGE. You will incur a loss if negative Index performance exceeds the Buffer Rate applicable to the Strategy Account Option on the Term End Date. Your negative Index performance will equal the negative Index performance in excess of the Buffer Rate. You will only incur a loss if the negative Index performance exceeds the Buffer Rate. The Buffer Rate for a Strategy Account Option is guaranteed not to change for the life of the Contract so long as We continue to offer the Strategy Account Option.

CAP

The Cap limits the amount of interest that may be credited to each Strategy Account Option up to and including the Cap Rate referenced on the RIDER DATA PAGE. The Initial Cap Rate applicable to each Strategy Account Option is shown on the RIDER DATA PAGE and is guaranteed for one Term from the Rider Effective Date. We may declare new Cap Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Cap Rates may be higher or lower than the Initial Cap Rate but will never be lower than the corresponding Minimum Cap Rate shown on the RIDER DATA PAGE.

INDEX CREDIT

The Index Credit is the amount of Index interest credited to a Strategy Account Option(s) on the Term End Date. The Index Credit may be positive, negative, or zero. The Index Credit Rate is a factor used in the calculation of the Index Credit for each Strategy Account Option(s) shown on the RIDER DATA PAGE.

INDEX VALUE

The Index Value is the value of the Index that is published by the Index provider at the close of each Business Day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Index Value(s) as of the Rider Effective Date for all referenced indices are as shown on the RIDER DATA PAGE.

PARTICIPATION RATE

The Participation Rate is the percentage used as part of the calculation of the Index Credit Rate if the Change in Index Value is positive on the Term End Date for a Strategy Account Option(s). We may declare new Participation Rates that will apply to the renewal of each Strategy Account Option after the initial Term. Renewal Participation Rates may be higher or lower than the Initial Participation Rate but will never be lower than the corresponding Minimum Participation Rate shown on the RIDER DATA PAGE.

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RIDER PROVISIONS

If the Rider Effective Date is after the Contract Date, You may transfer all or part of Your Contract Value to any Strategy Account Option(s) on the RIDER DATA PAGE to be effective on the Contract Anniversary following the Rider Effective Date. On each Term End Date, the Index Credit, if any, will be credited to each Strategy Account Option to which You allocate Your Contract Value. The Index Credit is calculated based in part on the Index Value on the Term End Date compared to the Term Start Date of the same Index. Index Credit will vary from Term to Term and will depend upon the Participation Rate, Buffer Rate, Cap Rate, and changes in the Index Values.

CALCULATION OF CHANGE IN INDEX VALUE

On each Term End Date, We will calculate the Change in Index Value of each Strategy Account Option by comparing the Index Value on the Term End Date to the Index Value on the Term Start Date. On each Term End Date, the Change in Index Value equals:

(Index Value on Term End Date – Index Value on Term Start Date)

Index Value on Term Start Date

CALCULATION OF INDEX CREDIT RATE

The Change in Index Value will then be adjusted by the Participation Rate, Cap Rate and/or Buffer Rate, if applicable, to determine the Index Credit Rate used to calculate Index Credit for each Strategy Account Option for that Term.

If the calculated Change in Index Value is positive or zero, Your Index Credit Rate equals the lesser of a) or b), where:

a)	is the Cap Rate, if applicable; and
b)	is the Change in Index Value multiplied by the Participation Rate

If the calculated Change in Index Value is negative, Your Index Credit Rate equals the lesser of zero or the Change in Index Value plus the Buffer Rate.

CALCULATION OF INDEX CREDIT

Index Credit on the Term End Date equals the Strategy Base as of the day prior to the Term End Date multiplied by the Index Credit Rate.

CALCULATION OF THE OPTION UNIT VALUE

The Option Unit Value is used to calculate the Interim Value as described in the Contract.

The Option Unit Value of this Rider is equal to (a) – (b) – (c), where:

(a)	= At-the-Money Call Option x Participation Rate
(b)	= Out-of-the-Money Call Option x Participation Rate
(c)	= Out-of-the-Money Put Option

The valuation of the options above is based on the Black-Scholes Framework.

TERMINATION

The Rider will terminate on the earlier of the following:

1.	The date We discontinue all Strategy Account Option(s) under this Rider on a Term End Date; or
2.	The date the Contract terminates.

Signed for the Company to be effective on the Rider Effective Date.

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AMERICAN GENERAL LIFE INSURANCE COMPANY

[© Corebridge Financial, Inc. All Rights Reserved.]

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